Exhibit 99.B.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment #21 to the Registration Statement on Form N-1A of The Motley Fool Funds Trust and to the use of our report dated December 22, 2014 and on the financial statements and financial highlights of Motley Fool Independence Fund, Motley Fool Great America Fund and Motley Fool Epic Voyage Fund, each a series of The Motley Fool Funds.  Such financial statements and financial highlights appear in The Motley Fool Funds’ 2014 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information of this Registration Statement.

/s/TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
February 26, 2015